Exhibit A of Exhibit T3E

PROSKAUER ROSE LLP
Counsel for Debtor and Debtor-in-Possession
1585 Broadway
New York, New York  10036
(212) 969-3000
Alan B. Hyman (AH-6655)
Jeffrey W. Levitan (JL-6155)
Lisa A. Chiappetta (LC-6514)



UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------------------------x
                                   :
In re:                             :    (Chapter 11)
                                   :
REEVES INDUSTRIES, INC.            :    Case No. 97 B 47727
(PCB)
                                   :
                    Debtor.        :
---------------------------------------------------------------x



         AMENDED JOINT PLAN OF REORGANIZATION UNDER
              CHAPTER 11 OF THE BANKRUPTCY CODE
                OF THE DEBTOR AND REEVES, INC.










Dated: January 12, 1998
     New York, New York

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------------------------x
                                   :
In re:                             :    (Chapter 11)
                                   :
REEVES INDUSTRIES, INC.            :    Case No. 97 B 47727
(PCB)
                                   :
                                   :
                    Debtor.        :
---------------------------------------------------------------x


         AMENDED JOINT PLAN OF REORGANIZATION UNDER
             CHAPTER 11 OF THE BANKRUPTCY CODE
               OF THE DEBTOR AND REEVES, INC.

          Reeves Industries, Inc. and Reeves, Inc. propose the following plan of reorganization pursuant to Section 1121(a) of chapter 11, title 11 of the United States Code:

                           ARTICLE

                         DEFINITIONS

          For purposes of this Plan, the following terms shall have the meanings set forth herein. Any term used but not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. Capitalized terms shall at all times refer to the terms defined in this Article I. The rules of construction contained in Section102 of the Bankruptcy Code shall apply to this Plan.

          1.1 "Additional Interest" shall mean the additional interest payable on the New Structurally Subordinated Notes as defined and set forth in the New Structurally Subordinated Note
Indenture.

          1.2 "Administrative Claims" shall mean any and all Claims allowed under Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation (a)any actual and necessary costs and expenses of preserving the Estate and administering the Reorganization Case, (b)any actual and necessary costs and expenses of operating the business of the Debtor, (c)fees and expenses of Professionals to the extent Allowed by a Final Order of the Bankruptcy Court under Sections 330, 331, or 503 of the Bankruptcy Code, and (d)all fees and charges assessed against the Estate pursuant to 28 U.S.C. Section 1930.

          1.3 "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by, or under direct or indirect common control with, such Person, and any member of such Person's immediate family, including with respect to the Debtor all members of the Hart Group. For the purposes of this definition, "control," when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise. The terms "controlling" and "controlled" shall have the meanings correlative with the foregoing.

          1.4 "Affiliate Claims" shall mean any Claims of any Affiliate against the Debtor or its Estate, except that Affiliate Claims shall not include Indemnification Claims which shall be treated in accordance with Sections 7.1 and 7.2 of this Plan.

          1.5 "Affiliate Released Party" shall mean each officer, director, shareholder, Affiliate, employee, consultant, attorney, agent and other representative of the Debtor.

          1.6  "Allowed" shall mean with reference to any Claim
(a)a Claim that has been listed by the Debtor in its Schedules and (i)is not listed as disputed, contingent or unliquidated, and
(ii)is not a Claim as to which a proof of Claim has been filed;
(b)a Claim as to which a proof of Claim has been filed as of the applicable Bar Date and (i)no objection thereto, request for estimation, or application to equitably subordinate or to otherwise limit recovery, has been made before any applicable deadline, or (ii)if an objection thereto, or application to equitably subordinate or to otherwise limit recovery, has been interposed, the extent to which such Claim (whether in whole or in part) has been allowed by a Final Order; (c) a Claim arising from the recovery of property under Sections 550 or 553 of the Bankruptcy Code and allowed in accordance with Section502(h) of the Bankruptcy Code; or (d)any Claim allowed under this Plan.

          1.7  "Arrangement Fee Note" shall mean the New Senior
Note to be issued to Oaktree Capital Management, LLC in the aggregate principal amount of $500,000, pursuant to Section 6.8 of this Plan.

          1.8 "Ballot" shall mean the form or forms distributed to each holder of an impaired Claim or Equity Interest which indicates the holder's acceptance or rejection of this Plan and is duly executed by such holder.

          1.9  "Bankruptcy Code" shall mean the Bankruptcy
Reform Act of 1978, 11 U.S.C. Sections 101 et seq., as in effect on the Filing Date, and as has been and may be amended.

          1.10 "Bankruptcy Court" shall mean the United States District Court having jurisdiction over the Reorganization Case and, to the extent of any reference under 28 U.S.C. Section 157, the unit of such District Court constituted under 28 U.S.C. Section 151.

          1.11 "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, effective August 1, 1991, as promulgated under the provisions of 28 U.S.C. Section 2075, in effect as of the Filing Date and as have been and may be amended.

          1.12 "Bar Date" shall mean the date or dates fixed by order of the Bankruptcy Court that is the last date by which all Persons asserting a Claim against the Debtor who are required to file a proof of Claim on account thereof must have filed such a proof of Claim or be forever barred from asserting a Claim against the Debtor or its property and from sharing in any distribution under this Plan, or such other date as may have been fixed as the last date for the filing of a proof of Claim by order of the Bankruptcy Court.

          1.13 "Brothers" shall mean Reeves Brothers, Inc., a
Delaware corporation.

          1.14 "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday as such term is defined in Bankruptcy Rule 9006.

          1.15 "Cash" shall mean cash, cash equivalents (including personal checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks and money orders) and other readily marketable direct obligations of the United States of America and certificates of deposit issued by banks.

          1.16 "Claim" shall mean a Claim against a Person or its property as defined in Section 101(5) of the Bankruptcy Code, which shall include a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          1.17 "Claimant" shall mean the holder of a Claim against the Debtor or its Estate.

          1.18 "Class" shall mean a class of Claims or Equity
Interests as designated in Article II of this Plan.

          1.19 "Collateral" shall mean any property or interest in property of the Debtor's Estate subject to a Lien to secure the payment or performance of a Claim.

          1.20 "Confirmation" shall mean the entry, within the meaning of Bankruptcy Rules 5003 and 9021, of the Confirmation
Order by the Bankruptcy Court on its docket.

          1.21 "Confirmation Date" shall mean the date upon which Confirmation occurs.

          1.22 "Confirmation Hearing" shall mean the hearing held by the Bankruptcy Court to consider confirmation of this Plan in accordance with Section 1128 of the Bankruptcy Code, as such hearing may be adjourned from time to time.

          1.23 "Confirmation Order" shall mean the order of the Bankruptcy Court confirming this Plan pursuant to the provisions of the Bankruptcy Code.

          1.24 "Consulting Agreements" shall mean collectively the consulting agreements dated as of October 17, 1997 and those certain letter agreements dated as of October 17, 1997 with respect to such consulting agreements, between Hart, James W. Hart, Jr., and Douglas B. Hart, respectively, and SPA, included in the Plan Supplement.

          1.25 "Contingent Claim" shall mean any Claim for which a proof of Claim has been filed with the Bankruptcy Court (a) which was not filed in a sum certain, or which has not accrued and is dependent upon a future event that has not occurred or may never occur, and (b) which has not been Allowed.

          1.26 "Disbursing Agent" shall mean any entity (which may include the Reorganized Debtor) designated in the Confirmation Order to make distributions on reasonable terms and conditions as required under this Plan.

          1.27 "Disclosure Statement" shall mean the disclosure statement respecting this Plan filed by the Debtor in the Reorganization Case and approved by order of the Bankruptcy Court as containing adequate information in accordance with Section1125 of the Bankruptcy Code.

          1.28 "Disputed" shall mean any Claim or Equity
Interest represented by a proof of Claim filed with the Bankruptcy Court (a) as to which the Debtor or any other party in interest has interposed a timely objection or request for estimation, or has sought to equitably subordinate or to otherwise limit recovery, in accordance with the Bankruptcy Code and the Bankruptcy Rules, or which is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by Final Order, or (b) which is a Contingent Claim.

          1.29 "Effective Date" shall mean the date which is 11 days after the Confirmation Date, or if such date is not a Business Day, the next succeeding Business Day; provided, however, that if, as of such date, all conditions to the occurrence of the Effective Date set forth in Section 8.1 of this Plan have not been satisfied or waived pursuant to Section 8.2 of this Plan, then the first Business Day on which all such conditions have been satisfied or waived.

          1.30 "Employment Agreements" shall mean collectively the employment agreements dated November 18, 1997, between Hart, James W. Hart, Jr., and Douglas B. Hart, respectively, and Brothers and those two certain letter agreements with respect to each of the employment agreements, containing the terms summarized in the Disclosure Statement and included in the Plan Supplement.

          1.31 "Equity Interest" shall mean any interest in the common stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any warrant, option, right, or similar instrument entitling the holder thereof to purchase, sell or subscribe for an ownership interest in the Debtor.

          1.32 "Escrow Agreement" shall mean the escrow agreement to be executed in connection with the Employment
Agreements, containing the terms summarized in the Disclosure
Statement and included in the Plan Supplement.

          1.33 "Estate" shall mean the estate created in the Reorganization Case pursuant to Section541 of the Bankruptcy
Code.

          1.34 "Excluded Claims" shall mean any Claim, obligation, right, cause of action or liability related to (a) any indebtedness of any Affiliated Released Party or any such entity for money borrowed, (b) any set-off or any counterclaim which the Debtor may have or assert against an Affiliated Released Party, except for any Affiliated Released Party that is a member of the Hart Group, (c) the uncollected amount of any Claim made by the Debtor (whether in a filed pleading, by letter or otherwise) prior to the Effective Date against an Affiliated Released Party, except for any Affiliated Released Party that is a member of the Hart Group, which Claim has not been settled or compromised, (d) any Claim arising from fraud or willful misconduct, or (e) any obligation under this Plan or any of the Plan Documents.

          1.35 "Fenchurch" shall mean Fenchurch, Inc., a
Delaware corporation.

          1.36 "Fenchurch Tax Sharing Claim" shall mean the
Claim of Fenchurch under the Tax Allocation Agreements.

          1.37 "Fenchurch Tax Sharing Note" shall mean the 13% senior note of RI dated January 1, 1998 due November 15, 2004, in the aggregate principal amount of $1,250,000, issued to Fenchurch, a copy of which is included in the Plan Supplement, and as is further described in Section 6.9 hereof. Interest accrues on the Fenchurch Tax Sharing Note from January 15, 1998.

          1.38 "Filing Date" shall mean the date upon which the Debtor filed its voluntary chapter 11 petition for reorganization with the Bankruptcy Court pursuant to the Bankruptcy Code.

          1.39 "Final Order" shall mean an order or judgment of the Bankruptcy Court (a)which has not been reversed, stayed, modified or amended, and as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired, and no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, reargument or rehearing thereof has been sought, which has been affirmed by the highest court to which such order was appealed, or as to which certiorari, reargument or rehearing has been denied or resulted in no modification thereof, where the time to take any further appeal, petition for certiorari or move for reargument or rehearing has expired; provided, that, the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

          1.40 "GECC" shall mean General Electric Capital
Corporation, individually and as agent.

          1.41 "GECC Loan Documents" shall mean that certain Credit Agreement dated as of November 6, 1997, among Reeves, Brothers and GECC, and such other documents, agreements, and instruments relating thereto including, without limitation, the Secured Guaranty.

          1.42 "General Secured Claims" shall mean any and all Secured Claims.

          1.43 "General Unsecured Claims" shall mean any and all Claims which are not Administrative Claims, Priority Tax Claims,
Priority Claims, General Secured Claims, Senior Noteholder
Claims, Subordinated Debentureholder Claims, or Affiliate Claims.

          1.44 "Hart" shall mean James W. Hart, Chairman of
Reeves.

          1.45 "Hart Group" shall mean Hart, James W. Hart, Jr.,
Douglas B. Hart, and Jennifer Fray and their families.

          1.46 "Indemnification Claims" shall mean all obligations relating to contribution, indemnification and exculpation by Reeves and its subsidiaries, arising under applicable laws or as provided in any of the following (a) Reeves' Certificate of Incorporation in effect prior to or as of the date hereof, (b) Reeves' by-laws in effect prior to or as of the date hereof, (c) the Employment Agreements, Consulting Agreements, SPV Reeves Guarantees, and any agreements regarding the retention of professionals or (d) the certificates of incorporation, by-laws or similar documents or agreements of any of Reeves' subsidiaries as in effect prior to or after the date hereof.

          1.47 "Indenture Trustee Charging Lien" shall mean any Lien or other priority in payment available to the Indenture Trustees pursuant to the Old Senior Note Indenture, the Old Subordinated Debenture Indenture, or applicable law, for the payment of fees and expenses incurred by the Indenture Trustees (including the fees and expenses of counsel retained by the Indenture Trustees), whether incurred prior or subsequent to the Filing Date, to the extent not otherwise paid pursuant to the applicable terms of this Plan.

          1.48 "Indenture Trustees" shall mean the Old Senior
Note Indenture Trustee and the Old Subordinated Debenture
Indenture Trustee.

          1.49 "Informal Committee" shall mean the informal committee of holders of Old Senior Notes and Old Subordinated
Debentures in existence as of the Filing Date.

          1.50 "Lien" shall have the meaning assigned to such term in Section101(37) of the Bankruptcy Code, except that a lien that is voidable in accordance with Sections 544, 545, 546, 547, 548 and 549 of the Bankruptcy Code shall not constitute a Lien.

          1.51 "New Reeves Charter" shall mean the amended and restated certificate of incorporation and bylaws of Reorganized
Reeves, containing the terms summarized in the Disclosure
Statement and included in the Plan Supplement.

          1.52 "New RI Charter" shall mean the amended and restated certificate of incorporation and bylaws of RI, containing the terms summarized in the Disclosure Statement and included in the Plan Supplement.

          1.53 "New Senior Note Indenture" shall mean the indenture, dated as of the Effective Date, between Reeves and the New Senior Note Indenture Trustee, containing the terms summarized in the Disclosure Statement and included in the Plan
Supplement, under which the New Senior Notes are to be issued.

          1.54 "New Senior Note Indenture Trustee" shall mean the entity selected by the Debtor and reasonably acceptable to the Informal Committee who shall act as the indenture trustee under the New Senior Note Indenture.

          1.55 "New Senior Notes" shall mean the 11% senior notes of Reeves due January 15, 2002, issued pursuant to the New Senior Note Indenture, in the aggregate principal amount of $75,500,000. Interest shall accrue on the New Senior Notes from January 15, 1998.

          1.56 "New Structurally Subordinated Note Indenture" shall mean the indenture, dated as of the Effective Date between RI and the New Structurally Subordinated Note Indenture Trustee, containing the terms summarized in the Disclosure Statement and included in the Plan Supplement, under which the New Structurally Subordinated Notes are to be issued.

          1.57 "New Structurally Subordinated Note Indenture
Trustee" shall mean the entity selected by the Debtor and reasonably acceptable to the Informal Committee who shall act as the indenture trustee under the New Structurally Subordinated
Note Indenture.

          1.58 "New Structurally Subordinated Notes" shall mean the 13% senior notes of RI due November 15, 2004, issued pursuant to the New Structurally Subordinated Note Indenture, in the aggregate principal amount equal to $73,004,723. Interest shall accrue on the New Structurally Subordinated Notes from January 15, 1998.

          1.59 "Non-Recourse Pledge" shall mean the Pledge Agreement pursuant to which James W. Hart, Jr., Douglas B. Hart, Jennifer Fray, and any other member of the Hart Group who is a holder of RI Common Stock, shall pledge to the New Structurally Subordinated Note Indenture Trustee, without recourse to any of their other assets or holdings, their interests in the RI Common Stock to secure the obligation of RI to pay Additional Interest under the New Structurally Subordinated Notes, containing the terms summarized in the Disclosure Statement and included in the Plan Supplement.

          1.60 "Official Committee" shall mean an official committee(s), if any, appointed in the Reorganization Case pursuant to Section1102 of the Bankruptcy Code as the same may be constituted from time to time.

          1.61 "Old Senior Note Indenture" shall mean the indenture, dated as of June1, 1992, as amended or supplemented from time to time in accordance with the terms thereof, by and between Reeves and Chemical Bank, as indenture trustee, pursuant to which the Old Senior Notes were issued.

          1.62 "Old Senior Note Indenture Trustee" shall mean
IBJ Schroder Bank & Trust, as successor indenture trustee to Chemical Bank under the Old Senior Note Indenture.

          1.63 "Old Senior Notes" shall mean the 11% senior notes due 2002, as amended from time to time in accordance with the terms thereof, issued pursuant to the Old Senior Note
Indenture.

          1.64 "Old Subordinated Debenture Indenture" shall mean the indenture, dated as of May 1, 1986, as amended or supplemented from time to time in accordance with the terms thereof, by and between Reeves and Fleet National Bank, as indenture trustee, pursuant to which the Old Subordinated
Debentures were issued.

          1.65 "Old Subordinated Debenture Indenture Trustee" shall mean First Trust Illinois, as successor indenture trustee to Fleet National Bank under the Old Subordinated Debenture
Indenture.

          1.66 "Old Subordinated Debentures" shall mean the 13 % subordinated debentures due May 1, 2001, as amended from time to time in accordance with the terms thereof, issued pursuant to the Old Subordinated Debenture Indenture.

          1.67 "Person" shall mean any individual, corporation, partnership, joint venture, trust, estate, unincorporated association, or organization, governmental entity or political subdivision thereof, or any other entity.

          1.68 "Plan" shall mean this chapter 11 plan of reorga-

nization and any exhibits hereto and any documents incorporated herein by reference, as same may from time to time be amended as and to the extent permitted herein or by the Bankruptcy Code. The Plan (including the Plan Supplement) shall be in form and substance reasonably satisfactory to the Informal Committee and GECC.

          1.69 "Plan Documents" shall mean the Employment Agreements, the Escrow Agreement respecting the Employment Agreements, the Consulting Agreements, the New Senior Note Indenture, the New Senior Notes, the New Structurally Subordinated Note Indenture, the New Structurally Subordinated Notes, the New Reeves Charter, the New RI Charter, the Registration Rights Agreements, the Non-Recourse Pledge, the SPV Reeves LLC Agreement, the SPV Reeves Guarantees, the Stockholders Agreement, the Fenchurch Tax Sharing Note, the amendment to the Tax Allocation Agreements, the Arrangement Fee Note, and the Voting Trust Agreement, all included in the Plan Supplement. The Plan Documents shall be in form and substance reasonably satisfactory to the Informal Committee and GECC.

          1.70 "Plan Supplement" shall mean the supplement, containing copies of the Plan Documents, which shall be filed in final form with the Bankruptcy Court no later than ten days prior to the hearing on Confirmation of the Plan. The Plan Documents may be amended until filed in final form no later than ten days prior to the hearing on Confirmation of the Plan. The Plan Supplement is incorporated into, and is a part of, this Plan as if set forth in full herein, and all references to this Plan shall refer to this Plan together with the Plan Supplement.

          1.71 "Post-Reorganization Board" shall mean the Board of Directors of Reorganized Reeves established in accordance with
Section 6.6 of this Plan which shall function and serve as of and after the Effective Date in accordance with the New Reeves
Charter.

          1.72 "Priority Claims" shall mean any and all Claims
(or portions thereof), if any, entitled to priority under Section
507(a) of the Bankruptcy Code, with the exclusion of Priority Tax
Claims and Administrative Claims.

          1.73 "Priority Tax Claims" shall mean any and all Claims (or portions thereof), if any, of a governmental unit entitled to priority under Section507(a)(8) of the Bankruptcy
Code.

          1.74 "Pro Rata" shall mean the ratio of an Allowed
Claim in a particular Class or Classes to the aggregate amount of all Allowed Claims in such Class or Classes.

          1.75 "Professional Fees" shall mean all awards of compensation and reimbursement of expenses allowed to Professionals by the Bankruptcy Court pursuant to Sections 330,
331 or 503(b) of the Bankruptcy Code.

          1.76 "Professionals" shall mean those Persons
(a)employed pursuant to an order of the Bankruptcy Court in accordance with Sections 327 and 1103 of the Bankruptcy Code and to be compensated for services pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code.

          1.77 "Reeves" or "Debtor" shall mean Reeves
Industries, Inc., a Delaware corporation, and when used in this Plan, shall mean such corporation either (a)in its pre-Filing Date capacity, or (b)as Debtor and Debtor-in-Possession in the Reorganization Case, depending on the context of the use thereof.

          1.78 "Registration Rights Agreements" shall mean the agreements dated as of the Effective Date and executed by Reorganized Reeves and RI, as the case may be, providing for registration rights to holders of (a) RI Common Stock, (b) New Senior Notes, and (c) New Structurally Subordinated Notes, respectively, containing the terms summarized in the Disclosure Statement and included in the Plan Supplement.

          1.79 "Released Parties" shall have the meaning set forth in Section 6.24(a) of this Plan.

          1.80 "Reorganization Case" shall mean the Debtor's case pursuant to chapter11 of the Bankruptcy Code administered in the Bankruptcy Court.

          1.81 "Reorganized Reeves" or "Reorganized Debtor" shall mean Reeves Industries, Inc., a Delaware corporation, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

          1.82 "Reorganized Reeves Common Stock" shall mean the common stock of Reorganized Reeves issued at $.01 par value.

          1.83 "Restructuring Agreement" shall mean the Amended and Restated Restructuring Agreement between, among others, Reeves, Fenchurch, Hart, CIBC Oppenheimer Corporation, and the members of the Informal Committee dated as of November 6, 1997, as the same may be amended.

          1.84 "RI" shall mean Reeves, Inc., a Delaware corporation.

          1.85 "RI Common Stock" shall mean the shares of common stock of RI issued at $.01 par value per share.

          1.86 "Schedules" shall mean the schedules of assets and liabilities and the statements of financial affairs filed by the Debtor pursuant to Section521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules and statements have been or may be supplemented or amended from time to time.

          1.87 "Secured Claims" shall mean any and all Claims secured by Collateral, as determined in accordance with Section
506(a) of the Bankruptcy Code.

          1.88 "Secured Guaranty" shall mean that certain
Guaranty dated as of November 6, 1997, by Reeves in favor of GECC.

          1.89 "Senior Noteholder Claims" shall mean any and all Claims arising under or relating to the Old Senior Notes.

          1.90 "SPA" shall mean Reeves S.p.A., an Italian corporation.

          1.91 "SPV Reeves" shall mean The Reeves Company LLC, a
Delaware limited liability company, which is a bankruptcy-remote entity with the special sole purpose of holding the issued and outstanding shares of SPA.

          1.92 "SPV Reeves Guarantees" shall mean the guarantees by SPV Reeves of the Employment Agreements, included in the Plan
Supplement.

          1.93 "SPV Reeves LLC Agreement" shall mean the operating agreement of SPV Reeves, included in the Plan
Supplement.

          1.94 "Stockholders Agreement" shall mean the agreement setting forth certain rights and obligations of the holders of Reorganized Reeves Common Stock and RI Common Stock, containing the terms summarized in the Disclosure Statement and included in the Plan Supplement.

          1.95 "Subordinated Debentureholder Claims" shall mean any and all Claims arising under or relating to the Old
Subordinated Debentures.

          1.96 "Tax Allocation Agreements" shall mean (a) the tax allocation agreement dated as of the first day of May 1986 entered into by and among Schick Incorporated (later renamed Hart Holding Company), Newreeveco, Inc. (later renamed Reeves Industries, Inc.), Brothers, Cinderella Knitting Mills, Inc., and Turner Trucking Company (later renamed Turner Freight Systems, Inc.) ("Turner"), effective for taxable periods through December 31, 1991, as amended by agreement made and entered into as of the 5th day of November 1997, and (b) the tax allocation agreement effective as of the first day of the consolidated return year beginning January 1, 1992, by and among Hart Holding Company Incorporated (later renamed Fenchurch, Inc.) Fenchurch (subsequently merged into Hart Holding Company Incorporated), Reeves, Brothers, Turner, Reeves Penna, Inc., A.R.A. Manufacturing Company, Hart Investments Properties Corporation, Hart Capital Corporation, and Reeves Holdings, Inc., as amended on November 21, 1995 and as amended by agreement made and entered into as of the 5th day of November 1997, containing the terms summarized in the Disclosure Statement and included in the Plan Supplement. The parties to the Tax Allocation Agreements shall not have any liability to one another (including with respect to non-tax obligations) except as specifically set forth in the Tax Allocation Agreements.

          1.97 "Termination Date" shall mean March 21, 1998, or such other date provided in Section 3 of the Restructuring
Agreement for termination of the Restructuring Agreement or agreed to by the Debtor and the Informal Committee.

          1.98 "Voting Trust Agreement" shall mean the voting trust agreement regarding the voting of Class B RI Common Stock, containing the terms summarized in the Disclosure Statement and included in the Plan Supplement.

                           ARTICLE II

               CLASSIFICATION OF CLAIMS AND INTERESTS

          2.1 Criterion of Class. A Claim or Equity Interest is in a particular Class only to the extent that it qualifies within the description of that Class, and is in a different Class to the extent that any portion thereof qualifies within the description of the different Class.

          2.2 Allowed Claims and Equity Interests. All Allowed Claims and Equity Interests are divided into the following Classes, for all purposes, including voting, Confirmation and distributions pursuant to this Plan, which shall be mutually exclusive:

               (a) Class 1 (Priority Claims). Class 1 shall consist of all Allowed Priority Claims.

               (b) Class 2 (General Secured Claims). Class2 shall consist of all Allowed General Secured Claims.

               (c) Class 3 (General Unsecured Claims). Class3 shall consist of all Allowed General Unsecured Claims.

               (d)  Class 4A (Senior Noteholder Claims).
Class4A shall consist of all Allowed Senior Noteholder Claims.

               (e)  Class 4B (Subordinated Debentureholder
Claims).  Class 4B shall consist of all Allowed Subordinated
Debentureholder Claims.

               (f) Class 5 (Affiliate Claims). Class 5 shall consist of all Allowed Affiliate Claims.

               (g) Class 6 (Equity Interests). Class6 shall consist of all Allowed Equity Interests.

          2.3 Allowance of Claims. The administrative claim of GECC shall be, and hereby is, Allowed in an aggregate amount equal to the outstanding principal amount as of the Effective Date plus unpaid interest, fees and expenses, if any, and all other obligations of Reeves payable under the Secured Guaranty, which are or have been accrued through the Effective Date. All Senior Noteholder Claims and all Subordinated Debentureholder Claims shall be Allowed as to each holder thereof in an amount equal to the aggregate principal outstanding under the Old Senior Notes and the Old Subordinated Debentures held by each such Claimant plus interest through the Filing Date and treated in accordance with Sections 5.4 and 5.5 of this Plan. All Affiliate Claims shall be Allowed and treated in accordance with Section
5.6 of this Plan.   No objections shall be entertained to (a) the
allowance of the administrative claim of GECC, or the validity, priority, enforceability, or non-avoidability of the Liens securing the obligations to GECC under the Secured Guaranty, (b) the allowance of the Claims of any holder of Old Senior Notes and Old Subordinated Debentures, (c) the allowance and treatment of the Affiliate Claims, or (d) the distributions to be made or treatment accorded under the Plan to the Allowed Senior Noteholder Claims, the Allowed Subordinated Debentureholder Claims, and the Allowed Affiliate Claims.



                            ARTICLE III

                 IDENTIFICATION OF CLASSES OF
               CLAIMS AND INTERESTS IMPAIRED AND
                  NOT IMPAIRED UNDER THIS PLAN

          3.1 Deemed Acceptance by Unimpaired Classes. Each of Classes 1, 2, and 3 is unimpaired under this Plan and, pursuant to Section1126(f) of the Bankruptcy Code, holders of Claims in each such Class are conclusively presumed to accept this Plan, and therefore are not entitled to vote.

          3.2 Holders of Claims and Equity Interests Entitled to Vote. Each holder of an Allowed Claim or Equity Interest in an impaired Class of Claims or Equity Interests against or in the Debtor shall be entitled to vote to accept or reject this Plan. Classes 4A, 4B, 5 and 6 are impaired under this Plan, and only the holders of Claims or Equity Interests in each such Class are entitled to vote on this Plan.

          3.3 Elimination of Classes. Any Class of Claims that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily
Allowed under Rule 3018 of the Bankruptcy Rules shall be deemed deleted from this Plan for all purposes.





                           ARTICLE IV

            PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS
                AND ALLOWED PRIORITY TAX CLAIMS

          4.1 Non-Classification. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against the Debtor are not classified for the purposes of voting on or receiving distributions under this Plan. Rather, all such Claims are treated separately upon the terms set forth in this Article IV.

          4.2 Administrative Claims. All Administrative Claims shall be paid by the Debtor in full, in Cash, in such amounts as
(a) are incurred in the ordinary course of business by the Debtor, (b) are Allowed by the Bankruptcy Court upon the later of the Effective Date, the date upon which there is a Final Order allowing such Administrative Claim or any other date specified in such order, or (c) may be agreed upon between the holder of such Administrative Claims and the Debtor. Such expenses shall include obligations to GECC under the Secured Guaranty, costs incurred in the operation of the Debtor's business after the commencement of its chapter 11 case, the fees and expenses of Professionals retained by the Debtor, the Informal Committee, or any statutory committee appointed to serve in the Debtor's chapter11 case, and the fees due to the United States Trustee pursuant to 28 U.S.C. Section 1930. Reorganized Reeves shall pay the fees and expenses incurred on or before the Effective Date by the members of the Informal Committee, including counsel and financial advisors to the Informal Committee, incurred in connection with the Reorganization Case or this Plan (without application by, or on behalf of, any such Person to the Bankruptcy Court, unless specifically ordered by the Bankruptcy Court) as an Administrative Claim (unless any such Person has been retained by an Official Committee pursuant to Sections 327 or 1103 of the Bankruptcy Code, in which event, Section 4.4 of this Plan shall apply). If the Reorganized Debtor and any such Person cannot agree on the amount of fees and expenses to be paid to such Person, the amount of such fees and expenses shall be determined by the Bankruptcy Court.

          4.3 Priority Tax Claims. Allowed Priority Tax Claims shall be paid by the Debtor in full, in Cash, upon the later of
(a) the Effective Date, (b) the date upon which there is a Final Order allowing such Claim as an Allowed Priority Tax Claim, (c) the date that such Allowed Priority Tax Claim would have been due if the Reorganization Case had not been commenced, or (d) upon such other terms as may be agreed to between the Debtor and any holder of an Allowed Priority Tax Claim; provided, however, that the Debtor may, at its option, in lieu of payment in full of Allowed Priority Tax Claims on the Effective Date, make Cash payments respecting Allowed Priority Tax Claims, deferred to the extent permitted by Section 1129(a)(9) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed to by the Debtor and the appropriate governmental unit or, if they are unable to agree, as determined by the Bankruptcy Court.

          4.4 Professional Fees. All final applications for Professional Fees for services rendered in connection with the Reorganization Case and this Plan prior to the Confirmation Date shall be filed with the Bankruptcy Court within thirty (30) after the Confirmation Date. Payments respecting final Professional Fee applications shall be made by the Debtor and/or the Reorganized Debtor upon the Bankruptcy Court's authorization thereof on appropriate notice and hearing. All Professional Fees for services rendered in connection with the Reorganization Case and this Plan after the Confirmation Date shall be paid by the Reorganized Reeves without further Bankruptcy Court authorization or the need to file a fee application. If Reorganized Reeves and any Professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.



                        ARTICLE V

           PROVISIONS FOR TREATMENT OF CLAIMS AGAINST
               AND EQUITY INTERESTS IN THE DEBTOR

          5.1 Class 1 (Priority Claims). All Allowed Priority Claims shall be paid in full, in Cash, upon the later of the Effective Date or the date on which there is a Final Order allowing any such Claim as an Allowed Priority Claim, or upon such other terms as may be agreed to by the Debtor and any holder of an Allowed Priority Claim.

          5.2 Class 2 (General Secured Claims). All holders of an Allowed General Secured Claim will, at the Debtor's option, either be paid in full, in Cash, on the Effective Date or the date upon which there is a Final Order allowing such Claim as an Allowed General Secured Claim, or will otherwise be rendered unimpaired, or upon such other terms as may be agreed to by the Debtor and any holder of an Allowed General Secured Claim.

          5.3 Class 3 (General Unsecured Claims). The legal, equitable, and contractual rights to which an Allowed General Unsecured Claim entitles the holder thereof shall be left unimpaired and, accordingly, shall be satisfied on the latest of
(a) the Effective Date, (b) the date a General Unsecured Claim becomes an Allowed Claim, (c) the date an Allowed General Unsecured Claim becomes due and payable in the ordinary course of the Debtor's business consistent with the Debtor's ordinary payment practices or pursuant to any agreement between the Debtor and the holder of an Allowed General Unsecured Claim, or (d)on such other date as may be agreed to by the Debtor and the holder of such Allowed General Unsecured Claim.

          5.4 Class 4A (Senior Noteholder Claims). As of the Effective Date, all of the Old Senior Notes shall be canceled, annulled and extinguished and each holder of an Allowed Senior Noteholder Claim shall receive its Pro Rata share of (a) $70,318,387 of the New Senior Notes issued pursuant to the New Senior Note Indenture, (b) $65,619,183 of the New Structurally Subordinated Notes issued pursuant to the New Structurally Subordinated Note Indenture, and (c) a number of shares of the issued and outstanding RI Common Stock representing a 22.47% equity ownership in RI. The holders of the Allowed Senior Noteholder Claims shall also be entitled (upon returning an executed signature page for each of the Registration Rights Agreements and the Stockholders Agreement when exchanging the Old Senior Notes for New Senior Notes, New Structurally Subordinated Notes, and RI Common Stock) to the benefits of and be subject to the obligations arising under, as applicable, the Registration Rights Agreements and the Stockholders Agreement. Interest on the New Senior Notes shall accrue from January 15, 1998.

          5.5  Class 4B (Subordinated Debentureholder Claims).
As of the Effective Date, all of the Old Subordinated Debentures shall be canceled, annulled and extinguished, and each holder of an Allowed Subordinated Debentureholder Claim shall receive its Pro Rata share of (a) $4,681,613 of the New Senior Notes issued pursuant to the New Senior Note Indenture, (b) $7,385,540 of the New Structurally Subordinated Notes issued pursuant to the New Structurally Subordinated Note Indenture, and (c) a number of shares of the issued and outstanding RI Common Stock representing a 2.53% equity ownership in RI. The holders of the Allowed Subordinated Debentureholder Claims shall also be entitled (upon returning an executed signature page for each of the Registration Rights Agreements and the Stockholders Agreement when exchanging the Old Subordinated Debentures for New Senior Notes, New Structurally Subordinated Notes, and RI Common Stock) to the benefits of and be subject to the obligations arising under, as applicable, the Registration Rights Agreements and the Stockholders Agreement. Interest on the New Structurally Subordinated Notes shall accrue from January 15, 1998.

          5.6 Class 5 (Affiliate Claims). As of the Effective Date, all Affiliate Claims shall be Allowed, and, in full satisfaction thereof, on or before the Effective Date, the Consulting Agreements, Fenchurch Tax Sharing Note, the Tax Allocation Agreements, the Employment Agreements, and the SPV Reeves Guarantees (as described in the Disclosure Statement and included in the Plan Supplement), shall have been executed and shall become effective according to their terms.

          5.7 Class 6 (Equity Interests). As of the Effective Date, all existing Equity Interests in the Debtor shall continue to be held by RI. Upon the Effective Date, the holders of Equity Interests will be impaired through the dilution of RI Common Stock resulting from, among other things, the granting of shares of RI Common Stock to the holders of Old Senior Notes and Old Subordinated Debentures equal to 25% of all issued and outstanding RI Common Stock. Claims in respect of any rejected unexercised stock options shall receive no distributions.



                            ARTICLE VI

                        MEANS OF EXECUTION

          In addition to the provisions set forth elsewhere in this Plan regarding the means of execution, the following shall constitute the means of execution of this Plan.

          6.1 Plan Funding. The funds utilized to make the Cash payments hereunder have been and will continue to be generated by, among other things, the operation and borrowings of the businesses of Brothers, and the dispositions of assets of Brothers.

          6.2 Plan Documents. Upon the Effective Date, all of the Plan Documents shall have been authorized and executed and shall become effective.

          6.3  Issuance of New Senior Notes and New Structurally
Subordinated Notes.   On the Effective Date, Reorganized Reeves
and RI shall be deemed to have authorized and shall issue the New
Senior Notes and the New Structurally Subordinated Notes, respectively.

          6.4 New Reeves Charter. The New Reeves Charter, together with the provisions of this Plan, shall provide for, among other things, the retention and continuation of 100% of the Equity Interests in Reorganized Reeves by RI, the authorization and issuance of the New Senior Notes, and provide for such other provisions that are necessary to facilitate consummation of this Plan, including a provision prohibiting the issuance of nonvoting equity securities in accordance with Section 1123(a)(6) of the Bankruptcy Code.

          6.5 New RI Charter and RI Common Stock. The New RI Charter, together with the provisions of this Plan, shall provide for, among other things, the authorization and issuance of the RI Common Stock (including as to Additional Interest) and the New Structurally Subordinated Notes, and provide for such other provisions that are necessary to facilitate consummation of this Plan, including a provision prohibiting the issuance of nonvoting equity securities in accordance with Section 1123(a)(6) of the Bankruptcy Code. Upon the Effective Date, the RI Common Stock will be held as follows (a)75% by James W. Hart, Jr., Douglas B. Hart, Jennifer Fray, and any other member of the Hart Group who is a holder of RI Common Stock, (b)22.47% by the holders of Old Senior Notes, and (c)2.53% by the holders of Old Subordinated Debentures.

          6.6 Post-Reorganization Board of Directors and Officers. On the Effective Date, the operation of Reorganized Reeves shall become the responsibility of the Post-Reorganization Board, in accordance with applicable law. Subject to the terms of the Stockholders Agreement, the Post-Reorganization Board will consist of five members. One member shall be Hart, who will be Chairman of the Post-Reorganization Board, three other members shall be designated by the Debtor, and one member shall be designated by the Informal Committee through the Informal Committee providing the Debtor with three alternative designees, one of whom will be selected by the Debtor. The names of the five members of the initial Post-Reorganization Board and officers of Reorganized Reeves shall be filed with the Bankruptcy Court on or prior to the Confirmation Hearing in accordance with
Section 1129(a)(5) of the Bankruptcy Code.

          6.7 RI Board of Directors and Officers. On the Effective Date, the operation of RI shall be the responsibility of the Board of Directors of RI. Subject to the terms of the Stockholders Agreement, the Board of Directors of RI shall consist of five members. One member shall be Hart, who will be Chairman of the Board, three other members shall be designated by the Debtor, and one member shall be designated by the Informal Committee through the Informal Committee providing RI with three alternative designees, one of whom will be selected by RI. The designation of the members of the boards of directors of RI's direct and indirect domestic subsidiaries, exclusive of SPV Reeves, may, at the discretion of the Informal Committee, be accomplished in the same manner as set forth herein. On the Effective Date, the Informal Committee shall have the right to appoint a designee to SPA's board of directors under the same terms and conditions set forth above, if such appointment is practicable in the reasonable judgment of the Informal Committee. The names of the five members of the initial Board of Directors and officers of RI shall be filed with the Bankruptcy Court on or prior to the Confirmation Hearing in accordance with Section 1129(a)(5) of the Bankruptcy Code.

          6.8 Arrangement Fee Note. In consideration for the services provided in connection with the arrangement and implementation of the consensual restructuring with certain holders of the Old Senior Notes and Old Subordinated Debentures including in respect of the GECC Loan Documents, on the Effective Date, the Debtor shall execute and issue the Arrangement Fee Note in favor of Oaktree Capital Management, LLC. The Arrangement Fee Note shall not be subject to any objection, request for estimation, equitable subordination or to otherwise limit recovery, in any subsequent insolvency, bankruptcy, or other proceeding regarding Reeves.

          6.9 Fenchurch Tax Sharing Note. On January 1, 1998, RI issued the Fenchurch Tax Sharing Note to Fenchurch, to satisfy the Fenchurch Tax Sharing Claim. The Fenchurch Tax Sharing Note was issued on the same terms and conditions as will apply to the New Structurally Subordinated Notes, with the exception that (a) interest on the Fenchurch Tax Sharing Note (and interest on any notes issued as interest) shall only be payable in Cash to the extent necessary to satisfy Fenchurch's income tax obligations arising from interest on the Fenchurch Tax Sharing Note (and interest on any notes issued as interest), and (b) the Fenchurch Tax Sharing Note does not accrue Additional Interest. The Fenchurch Tax Sharing Note shall not be subject to any objection, request for estimation, equitable subordination or to otherwise limit recovery, in any subsequent insolvency, bankruptcy, or other proceeding regarding RI.

          6.10 Employment Agreements, Consulting Agreements, SPV Reeves Guarantees. On or prior to the Effective Date, the Employment Agreements, Consulting Agreements, and the SPV Reeves Guarantees, shall have been executed and shall become effective according to their terms. The SPV Reeves Guarantees shall not be subject to any objection, request for estimation, equitable subordination or to otherwise limit recovery, in any subsequent insolvency, bankruptcy, or other proceeding regarding SPV Reeves.

          6.11 Payment to the Internal Revenue Service.
Brothers shall pay directly or indirectly by remitting the funds to Fenchurch who shall pay the Internal Revenue Service, the amount of the tax liability (including interest and penalties, if any) for the period from January 1, 1988 through December 31, 1992 of the federal consolidated tax group of which it was a member during this period, which amount is currently estimated to be sightly more than $4,500,000, without being reimbursed by any other member of the group.

          6.12 Provisions Regarding Exchange of Debt Instruments and Securities. Upon the Effective Date, the exchange of New Senior Notes, New Structurally Subordinated Notes and RI Common Stock for Old Senior Notes and Old Subordinated Debentures will be treated as follows (a) the exchange by Reeves of $75,000,000 of the New Senior Notes for $70,318,387 of the Old Senior Notes including accrued interest and $4,681,613 of the Old Subordinated Debentures including accrued interest, and (b) the acquisition by RI of $65,619,183 of the Old Senior Notes including accrued interest and $7,385,540 of the Old Subordinated Debentures including accrued interest, in exchange for approximately $73,004,723 of the New Structurally Subordinated Notes and 25% of the RI Common Stock. The Old Senior Notes and the Old Subordinated Debentures acquired by RI will be contributed to the capital of Reeves and canceled.

          6.13 Disbursement of Funds and Delivery of
Distribution. Except as otherwise provided hereunder, all distributions hereunder shall be made on the Effective Date, or as soon as practicable thereafter, to each holder of an Allowed Claim. The holder of an Allowed Claim shall be deemed to be the Person entitled to such distribution, and distributions shall be made and at the address of such holder, who (a)filed the most recent timely proof of Claim relating thereto, provided no evidence that the transfer of such Claim was filed, or (b)in the event evidence of transfer of a timely filed proof of Claim was filed (i)the transferee named therein if the transferor named therein does not file a timely objection pursuant to Bankruptcy Rule3001(e); or (ii)the Person so designated by a Final Order of the Bankruptcy Court if a timely objection to the evidence of transfer was filed, (c)is reflected in the Schedules as the holder of such Claim if no timely proof of Claim related thereto was filed, or (d) in the case of the holders of Senior Noteholder Claims and Subordinated Debentureholder Claims, as reflected in the records of ownership maintained by the Indenture Trustees. Except as otherwise provided in this Plan, on the Effective Date, or the date upon which there is a Final Order allowing a Disputed Claim, or as soon as practicable thereafter, the Reorganized Debtor, or the Disbursing Agent, shall make the Cash payments (which shall be by check) and the distributions of the New Senior Notes, New Structurally Subordinated Notes, Reorganized Reeves Common Stock, and RI Common Stock to the holders of Allowed Claims or Equity Interests to the extent provided for in this Plan by first-class mail (or by other equivalent or superior means as determined in the sole discretion of the Debtor, which in the case of holders of more than $5,000,000 of the Old Senior Notes or holders of more than $2,000,000 of the Old Subordinated Debentures, shall be at a closing at the offices of counsel for the Debtor on, or as soon as practicable after, the Effective
Date). Distributions of Cash, New Senior Notes, New Structurally Subordinated Notes, Reorganized Reeves Common Stock, and RI Common Stock pursuant to this Plan shall be effectuated by Reorganized Reeves, or the Disbursing Agent, when it receives all applicable documentation reasonably requested of holders of Allowed Claims. To receive the benefits of and be subject to the obligations arising under the Registration Rights Agreements and the Stockholders Agreement, holders of Senior Noteholder Claims and Subordinated Debentureholder Claims, upon exchanging the Old Senior Notes or the Old Subordinated Debentures for New Senior Notes and New Structurally Subordinated Notes, must return an executed signature page for each such agreement to the Reorganized Debtor or the Disbursing Agent. In the event that any distribution to any Claimant is returned as undeliverable, the Reorganized Debtor, or the Disbursing Agent, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Reorganized Debtor has determined the then current address of such holder, at which time such distribution shall be made to such holder without additional interest from the Effective Date; provided, that, such distributions shall be deemed unclaimed property in accordance with Section 6.18 of this Plan at the expiration of one year from the Effective Date.

          6.14 Distribution Record Date. As of the close of business on the Confirmation Date, the transfer registers for the Old Senior Notes and Old Subordinated Debentures will be closed, and the Disbursing Agent, the Old Senior Note Indenture Trustee and the Old Subordinated Debenture Indenture Trustee and their agents will have no obligation to recognize the transfer of any such Notes or Debentures occurring after the close of business on the Confirmation Date and will be entitled, for purposes of distributions under this Plan, to recognize and deal only with those holders of record as of the close of business on the Confirmation Date.

          6.15 Surrender of Canceled Instruments or Securities.

               (a) As a condition precedent to receiving any distribution pursuant to this Plan on account of an Allowed Claim evidenced by the Old Senior Notes, the Old Subordinated Debentures, or any other instruments canceled pursuant to this Plan, the holder of such Claim will tender the applicable notes or debentures, or other instruments evidencing such Claim to the Disbursing Agent. Any Cash, New Senior Notes, New Structurally Subordinated Notes, or RI Common Stock to be distributed pursuant to this Plan on account of any such Claim will, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.18 of this Plan.

               (b)  Except as provided in Section 6.15(c)
hereof, each holder of an Allowed Claim will tender such note, debenture, or other instrument to the Disbursing Agent, together with a letter of transmittal to be provided to such holders by the Disbursing Agent, as promptly as practicable on or following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the note, debenture, or other instrument to act and the authenticity of any signatures required thereon. All surrendered notes, debentures, or other instruments will be marked as canceled by the Disbursing Agent, and delivered to Reorganized Reeves.

               (c)  In addition to any requirements under
applicable law, any holder of an Allowed Claim evidenced by a note, debenture, or other instrument that has been lost, stolen, mutilated, or destroyed will, in lieu of surrendering such note, debenture, or other instrument, deliver to the Disbursing Agent
(i) evidence satisfactory to the Disbursing Agent of such loss, theft, mutilation, or destruction, and (ii) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities, or costs incurred in treating such individual as a holder of a Claim.
Upon compliance with this Section 6.15(c) by a holder of a Claim evidenced by a note, debenture, or other instrument, such holder will for all purposes under this Plan be deemed to have surrendered such note, debenture, or other instrument.

          6.16 Disputed Claims.

               (a) With respect to any Disputed Claims, the Bankruptcy Court may fix or liquidate the amount of such Disputed Claims pursuant to Section502(c) of the Bankruptcy Code, in which event the amounts so fixed or liquidated shall be deemed the maximum amounts of the Disputed Claims pursuant to Section502(c) of the Bankruptcy Code for purposes of distribution under this Plan.

               (b) A Disputed Claim shall only be entitled to a distribution under this Plan when a Disputed Claim becomes an Allowed Claim upon entry of a Final Order of the Bankruptcy Court or other court with appropriate jurisdiction. Upon such Final Order, the Disbursing Agent shall distribute to the holder of such Allowed Claim the property distributable to such holder as provided in this Plan.

          6.17 Disputed Payments. In the event of any dispute between and among Claimants or holders of Equity Interests as to the right of any Person to receive or retain any payment or distribution to be made to such Person under this Plan, the Reorganized Debtor may, in lieu of making such payment or distribution to such Person, instead hold such payment or distribution, without interest, until the disposition thereof shall be determined by a Final Order of the Bankruptcy Court or other court with appropriate jurisdiction.

          6.18 Unclaimed Property. Any Person who fails to claim any Cash or any notes, debentures, or other instruments distributed hereunder within one year from the Effective Date or from such other date as a Claim becomes an Allowed Claim shall forfeit all rights to any such distributions under this Plan. Upon forfeiture, such Cash (including interest thereon) shall be the property of Reorganized Reeves and all such notes, debentures, and other instruments shall be canceled. Persons who fail to claim Cash and/or such notes, debentures, or other instruments shall forfeit their rights thereto and shall have no Claim whatsoever against the Debtor or Reorganized Reeves or any holder of an Allowed Claim to whom distributions are made.

          6.19 Set-Offs. Nothing contained in this Plan shall constitute a waiver or release by the Debtor of any right of set-off the Debtor may have against any Person other than the holders of Affiliate Claims, Senior Noteholder Claims or Subordinated Debentureholder Claims, or the administrative claim of GECC.

          6.20 Withholding Taxes. Reorganized Reeves and RI shall be entitled to deduct any federal, state or local withholding taxes from any payments made with respect to Allowed
Claims, as appropriate.

          6.21 Revesting. Except as otherwise provided by this Plan, upon the Effective Date, title to all properties and assets dealt with by this Plan (including all assets comprising the Estate) shall pass to the Reorganized Debtor free and clear of all Claims, Liens, encumbrances and interests (except those Claims, Liens, encumbrances and interests created pursuant to this Plan and the GECC Loan Documents) of creditors and of equity security holders, and the Confirmation Order shall be a judicial determination of discharge and extinguishment of all such Claims, Liens, encumbrances, and interests.

          6.22 Discharge. Except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or this Plan, and, without limitation, to the fullest extent authorized or provided for by Sections 524 and 1141 of the Bankruptcy Code, the provisions of this Plan shall bind the Reorganized Debtor, any other entity issuing securities under this Plan, any entity acquiring property under this Plan, and any holder of a Claim or Equity Interest, and the distributions made pursuant to this Plan will be in full and final satisfaction, settlement, release, and discharge as against the Debtor, of any and all Claims and Equity Interests of any nature whatsoever that arose before the Effective Date including, without limitation, any interest accrued or expenses incurred thereon from and after the Filing Date, whether or not (a)a proof of Claim or Equity Interest based on such debt, obligation or Equity Interest is filed or deemed filed under Section501 of the Bankruptcy Code, (b)such Claim or Equity Interest is Allowed under Section502 of the Bankruptcy Code, or (c)the holder of such Allowed Claim or Equity Interest has accepted this Plan. Upon the Effective Date, all holders of Claims against the Debtor, and holders of Equity Interests in the Debtor shall be precluded from asserting against the Debtor, or any of its assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, and the Confirmation Order shall permanently enjoin such holders of Claims and Equity Interests, and their successors and assigns, from enforcing or seeking to enforce any such Claims or Equity Interests. Notwithstanding anything in this Plan, including this Section 6.22 and Section 6.24, to the contrary, upon the Effective Date, the GECC Loan Documents shall continue to remain in full force and effect in accordance with their terms, and the obligations of Reeves and all Released Parties (as defined in Section6.24 of this Plan) who are parties to the GECC Loan Documents shall continue to be valid and binding obligations of Reorganized Reeves and such Released Parties, fully enforceable against Reorganized Reeves and such Released Parties in accordance with the terms of the GECC Loan Documents. Notwithstanding anything in this Plan, this Plan shall not affect in any way, including by discharge, release or otherwise, the liabilities, if any, of the Debtor or of any other person with respect to the Pension Plan, including any liability to the PBGC under Title IV of the Employee Retirement Income Security Act of 1974 or any liability to the Pension Plan itself, nor shall any injunction set forth in this Plan or issues in connection with this case pertain to any action or claim with respect to the Pension Plan.

          6.23 Waiver of Contractual Subordination Rights. As of the Effective Date, each holder of an Allowed Claim (a) by virtue of the acceptance of this Plan by such holder's Class in accordance with Section 1126 of the Bankruptcy Code, (b) by virtue of the acceptance of this Plan by such holder, (c) by virtue of the acceptance of any distribution under this Plan on account of such Claim, or (d) by virtue of the Confirmation of this Plan, waives, releases, and relinquishes any and all rights, claims, or causes of action which may subordinate Claims to the payment and distributions or consideration made or to be made hereunder or otherwise to any other holder of a Claim against the Debtor, whether arising out of contract or under applicable law including, without limitation, Section 510 of the Bankruptcy Code and the provisions of the Old Senior Note Indenture and the Old Subordinated Debenture Indenture.

          6.24 Additional Releases.

               (a)  Without limiting the provisions of Section
6.22 of this Plan and except as otherwise expressly provided herein or in the Confirmation Order, on the Effective Date, in consideration for, or as part of the treatment accorded to, the holders of Claims and Equity Interests under this Plan, Reeves, Reorganized Reeves, Brothers, any of their respective Affiliates, and all of such entities' respective present officers, former officers who are members of the Hart Group, directors, members, partners, agents, employees, attorneys, and financial consultants, and their successors and assigns and the Informal Committee and the Indenture Trustees and all of their respective present officers, directors, members, partners, agents, employees, attorneys, and financial consultants, and their successors and assigns (collectively, the "Released Parties"), shall be deemed forever discharged and released from any and all rights, causes of action, claims, demands, debts, or liabilities, of every kind or nature, known or unknown, whether in law or equity, that any Person, including the Debtor, Brothers, and any of their Affiliates, may have asserted, could have asserted, or could in the future assert, directly or indirectly, against any of the Released Parties relating to the Debtor, Brothers, and any of their Affiliates, with the exception of the Excluded Claims.

               (b)  On the Effective Date (i) Reeves,
Reorganized Reeves, Brothers, any of their respective Affiliates, and all of such entities' respective present officers, former officers who are members of the Hart Group, directors, members, partners, agents, employees, attorneys, and financial consultants, and their successors and assigns, and (ii)the Informal Committee and the Indenture Trustees and all of such entities' respective present officers, directors, members, partners, agents, employees, attorneys, and financial consultants, and their successors and assigns, shall be deemed to have unconditionally and mutually released one another from any and all rights, causes of action, claims, demands, debts, or liabilities, of every kind or nature, known or unknown, whether in law or equity, that any of the parties may have asserted, could have asserted, or could in the future assert, directly or indirectly, against each other relating to the Debtor, Brothers, or any of their Affiliates, with the exception of Excluded Claims. Such release shall include a release by the Debtor, Brothers, and any of their Affiliates of the Released Parties.

               (c) Notwithstanding Sections 6.24(a) and (b) hereof, except with respect to Claims against the Debtor that are specifically Allowed under this Plan, the Debtor reserves the right to object to the Claim of a Released Party against the Debtor.

          6.25 Injunctions.

               (a) Unless otherwise provided in this Plan, all injunctions or stays provided for in the Reorganization Case pursuant to Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date.

               (b) The Confirmation Order shall provide that the distributions and transfers of property pursuant to the terms of this Plan are made free and clear of all Claims and interests (except as otherwise expressly provided in this Plan) and that, upon Confirmation of this Plan (except as otherwise expressly provided in this Plan), all holders of Claims or Equity Interests shall be permanently enjoined from and restrained against commencing or continuing any suit, action, or proceeding or asserting against the Reorganized Debtor or its assets or property any Claim, Equity Interest, or cause of action based upon any act or omission, transaction, or other activity of any kind or nature that occurred before the Confirmation Date.

               (c) The Confirmation Order shall provide that, upon Confirmation of this Plan (except as otherwise expressly provided in this Plan), all holders of Claims or Equity Interests shall be permanently enjoined from and restrained against commencing or continuing any suit, action, or proceeding against the Released Parties relating to (i)the rights, causes of action, claims, demands, debts, or liabilities released in accordance with Section 6.24(a) of this Plan, and (ii)any alleged default under any contract, lease, guaranty, or other instrument of the Debtor or its subsidiaries arising from the commencement of the Reorganization Case or the insolvency or financial condition of the Debtor.

          6.26 Exculpation. None of the Debtor, the Reorganized Debtor, Brothers, or any of their respective Affiliates, GECC, the Informal Committee, the Indenture Trustees, any holder of an Equity Interest, nor any of all such Persons' respective present officers, former officers who are members of the Hart Group, directors, members, partners, agents, employees, attorneys, or financial consultants, or their successors and assigns shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation, preparation or formulation of this Plan, the pursuit of Confirmation of this Plan, the consummation of this Plan, or other administration of this Plan or property to be distributed under this Plan, with the exception of Excluded Claims.

          6.27 Carrying Out of Terms of This Plan and Issuance of Debt Instruments. Pursuant to Section 303 of the Delaware General Corporation Law, all terms of, and actions contemplated by, this Plan may be put into effect and carried out, without further action by the directors or shareholders of Reeves, Reorganized Reeves, or RI, who shall be deemed to have unanimously approved this Plan, the Plan Documents and all transactions provided for or contemplated herein.

          6.28 Section 1146 Exemption.  In accordance with
Section 1146(c) of the Bankruptcy Code (a) the issuance, transfer, or exchange of any security under this Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by this Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under this Plan, or the revesting, transfer, or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated by this Plan, (b)the making, delivery, creation, assignment, amendment, or recording of any note or other obligation for the payment of money or any mortgage, deed of trust, or other security interest under, in furtherance of, or in connection with this Plan, the issuance, renewal, modification, or securing of indebtedness by such means, (c) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including, without limitation, the Confirmation Order, and (d) the transfer or sale of any assets for the purpose of paying Additional Interest in connection with this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

          6.29 Reorganized Debtor's Authority. Until the Effective Date, and thereafter pursuant to Section 9.1 of this Plan, the Bankruptcy Court shall retain jurisdiction of the Debtor, its properties and interests in property, and its operations.

          6.30 Full and Final Satisfaction. All payments and all distributions hereunder shall be in full and final satisfaction, settlement, release, and discharge of all Claims and Equity Interests, except as otherwise provided in this Plan.

          6.31 Fractional Cents. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of less than .50 and rounding up in the case of .50 or more).

          6.32 Fractional Distributions; Round Lots. Any other provision of this Plan notwithstanding, no fractional shares of New Senior Notes, New Structurally Subordinated Notes, Reorganized Reeves Common Stock or RI Common Stock shall be issued or distributed in connection with this Plan. Whenever the issuance of a fractional share of such instruments would otherwise be called for, the actual issuance shall reflect a rounding down of such fraction to the nearest whole share if the fraction is less than .50, and a rounding up of such fraction to the nearest whole share if the fraction is .50 or more.

          6.33 Indenture Trustee Charging Lien. Upon the Effective Date, Reorganized Reeves shall pay to the Indenture Trustees, Cash equal to the amount of fees and expenses of the Indenture Trustees (including the fees and expenses of counsel retained by the Indenture Trustees), whether incurred prior or subsequent to the Filing Date, without application by or on behalf of the Indenture Trustees or their respective counsel to the Bankruptcy Court. No objections shall be entertained to the payment of such fees and expenses to the Indenture Trustees. Such payments shall be in full satisfaction of the Indenture Trustee Charging Liens. Upon such payments, any Indenture Trustee Charging Liens shall be released. Distributions made to the holders of Allowed Claims pursuant to this Plan will not be reduced on account of such payments to the Indenture Trustees.



                           ARTICLE VII

          EXECUTORY CONTRACTS, INDEMNIFICATION CLAIMS,
   RETIREE BENEFITS, POST-CONFIRMATION FEES AND FINAL DECREE

          7.1 Executory Contracts and Unexpired Leases. Any unexpired lease or executory contract that has not been expressly rejected by the Debtor or treated in this Plan with the Bankruptcy Court's approval on or prior to the Confirmation Date shall, as of the Confirmation Date (subject to the occurrence of the Effective Date), be deemed to have been assumed by the Debtor unless there is pending before the Bankruptcy Court on the Confirmation Date a motion to reject such unexpired lease or executory contract or such executory contract or unexpired lease is otherwise designated for rejection, provided, that (a) such lease or executory contract is ultimately rejected, and (b) the filing of the Confirmation Order shall be deemed to be a rejection of all then outstanding unexercised stock options. In accordance with Section 1123(a)(5)(G) of the Bankruptcy Code, on the Effective Date, or as soon as practicable thereafter, the Debtor shall cure all defaults under any executory contract or unexpired lease assumed pursuant to this Section7.1 by making a Cash payment in an amount agreed to between the Debtor and the Claimant, or as otherwise fixed pursuant to a Final Order. Upon the Effective Date, the Restructuring Agreement shall be superseded in its entirety by the terms of this Plan, the Plan Documents, and the Confirmation Order.

          7.2  Indemnification Claims.  Subject to the
occurrence of the Effective Date, all Indemnification Claims shall survive Confirmation of this Plan, continue and remain unaffected thereby and not be discharged. The Debtor or the Reorganized Debtor, as the case may be, shall continue and maintain all presently existing director and officer insurance policies, and all such policies shall continue and remain in full force and effect following Confirmation.

          7.3 Retiree Benefits. Payment of all retiree benefits shall continue, solely to the extent, and for the period, the Debtor is contractually or legally obligated to provide such benefits.

          7.4  Post-Confirmation Fees, Final Decree.

          The Reorganized Debtor shall be responsible for the payment of any post-confirmation fees due pursuant to 28 U.S.C. Section 1930(a)(6) and the filing of post-confirmation reports, until a final decree is entered. The final decree shall be entered as soon as practicable after distributions have commenced under this Plan.



                           ARTICLE VIII

                      CONDITIONS PRECEDENT TO
                    EFFECTIVENESS OF THIS PLAN

          8.1 Conditions to Effective Date. The occurrence of the Effective Date of this Plan is subject to satisfaction of each of the following conditions precedent:

               (a) The Confirmation Date shall have occurred and the Confirmation Order, which shall be in form and substance reasonably satisfactory to the Informal Committee and GECC, shall have become a Final Order.

               (b)  The Termination Date shall not have passed.

               (c) All other actions and documents necessary to implement the provisions of this Plan on the Effective Date shall have been, respectively, effected or executed and delivered.

               (d) All representations and warranties in the Restructuring Agreement shall be true and correct as set forth in appropriate certificates from the parties to the Restructuring
Agreement.

               (e)  There shall be no outstanding event of
default or condition that with the occurrence of time would constitute an event of default under (i)the GECC Loan Documents,
(ii) the New Senior Note Indenture, (iii) the New Structurally Subordinated Note Indenture, or (iv) any other Plan Document.

          8.2  Waiver of Conditions.  The Debtor and the
Informal Committee expressly reserve the right to waive, in whole or in part, any of the conditions set forth in Section 8.1 of this Plan (other than Section8.1(a) insofar as it relates to GECC). Any such waiver or modification of a condition precedent in this ArticleVIII may be effected at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action.



                            ARTICLE IX

                    RETENTION OF JURISDICTION

          9.1 Retention of Jurisdiction. From and after the Confirmation Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible including, but not limited to, jurisdiction for the following purposes:

               (a) To hear and determine any and all objections to the allowance of a Claim or any controversy as to the classification of Claims, provided that only the Debtor may file objections to Claims;

               (b)  To hear and determine any and all
applications by Professionals for compensation and reimbursement of expenses;

               (c) To hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases, and fix and allow any Claims resulting therefrom;

               (d)  To liquidate or resolve any Disputed Claim;

               (e)  To enforce the provisions of this Plan,
including the injunction, exculpation and releases provided for in this Plan;

               (f) To enable the Debtor to prosecute any and all proceedings which have been or may be brought prior to the Effective Date to set aside Liens or encumbrances and to recover any transfers, assets, properties, or damages to which the Debtor may be entitled under applicable provisions of the Bankruptcy Code or any federal, state, or local laws, including actions retained pursuant to Section10.3;

               (g) To correct any defect, cure any omission, or reconcile any inconsistency in this Plan, in the Plan Documents, or in the Confirmation Order as may be necessary to carry out its purpose and the intent of this Plan;

               (h) To determine any liability to a governmental unit which may be asserted as a result of the transactions contemplated herein;

               (i) To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code; and

               (j) To determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code.



                            ARTICLE X

                    MISCELLANEOUS PROVISIONS

          10.1 Termination of Committees. Except as otherwise provided in this Section 10.1, on the Effective Date, the Informal Committee and any Official Committees shall cease to exist and their respective members and employees or agents shall be released and discharged from any further authority, duties, responsibilities, and obligations relating to, arising from or in connection with the Reorganization Case if any. The Informal Committee and any Official Committees shall continue to exist after such date (a) solely with respect to (i) all fee applications filed pursuant to Section 330 of the Bankruptcy Code or Claims for fees and expenses by Professionals employed by the Debtor or agreed to be paid by the Debtor, (ii) any post-Confirmation modifications to this Plan or Confirmation Order, and (iii) any matters pending as of the Effective Date before the Bankruptcy Court to which the Informal Committee and any Official Committee is a party, until such matters are resolved; and (b) in the case of the Informal Committee, until substantially all of the distributions to be made with respect to the Senior Noteholder Claims and the Subordinated Debentureholder Claims under this Plan have been made.

          10.2 Revocation of Plan. Subject to the terms of the Restructuring Agreement, the Debtor reserves the right to revoke and withdraw this Plan at any time prior to the Confirmation Date. If this Plan is so revoked or withdrawn, then this Plan shall be deemed null and void, and in such event nothing contained herein shall be deemed to constitute a waiver or release of any Claims or Equity Interests by or against the Debtor or any other Person, or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

          10.3 Avoidance and Recovery Actions. As of the Effective Date, the Debtor waives the right to prosecute, and releases, any avoidance or recovery actions under Sections544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code or
any other causes of action, or rights to payments of Claims, that belong to or could have been raised by the Debtor or its Estate, except for any such action which may be pending on the Effective Date as to which Reorganized Reeves' rights shall not be waived and released and Reorganized Reeves shall retain and may prosecute any such actions.

          10.4 Headings. Headings utilized in this Plan are for the convenience of reference only, and shall not constitute a part of this Plan for any other purpose.

          10.5 Defects, Omissions and Amendments. The Debtor may, without notice to holders of Claims and Equity Interests insofar as it does not materially and adversely affect the interest of holders of Claims and Equity Interests, correct any defect, omission, or inconsistency in this Plan and any exhibit hereto, in any Plan Document, or in the Disclosure Statement and any exhibit thereto.

          10.6 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

          10.7 Notices. All notices, requests or demands for payments provided for in this Plan shall be in writing and shall be deemed to have been given when personally delivered by hand or deposited in any general or branch post office of the United States Postal Service or received by telex or telecopier. Notices, requests and demands for payments shall be addressed and sent, postage prepaid or delivered, in the case of notices, requests or demands for payments to Reeves Industries, Inc., 401 Merritt 7 Corporate Park, P.O. Box 5063, Norwalk, Connecticut, with a copy to Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, Attn: AlanB. Hyman, Esq., and or at any other address designated by Debtor by notice to each holder of an Allowed Claim or Equity Interest, and, in the case of notices to holders of Allowed Claims and Equity Interests, at the last known address according to the Debtor's books and records or at any other address designated by a holder of an Allowed Claim on its proof of Claim or filed with the Bankruptcy Court, provided that any notice of change of address shall be effective only upon receipt.

          10.8 Severability. Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of this Plan.

          10.9 Implementation. The Debtor shall take all steps, and execute all documents deemed necessary to effectuate the provisions contained in this Plan.

          10.10     Inconsistency.  In the event of any
inconsistency between this Plan and the Disclosure Statement, any exhibit to this Plan or Disclosure Statement or any other instrument or document created or executed pursuant to this Plan, this Plan shall govern.

Dated:    New York, New York
          January 12, 1998



                              REEVES INDUSTRIES, INC.
                              Debtor and Debtor-in-Possession



                              By:  James W. Hart, Jr.
                                   James W. Hart, Jr.
                                   President and Chief Executive
                                   Officer


                              REEVES, INC.
                              Co-Proponent


                              By:  James W. Hart, Jr.
                                   James W. Hart, Jr.
                                   President and Chief Executive
                                   Officer

PROSKAUER ROSE LLP
Counsel to the Debtor and
Debtor-in-Possession


By:  /s/ Alan B. Hyman
     Alan B. Hyman (AH-6655)
     A Member of the Firm
     1585 Broadway
     New York, New York  10036
     (212) 969-3000

                        TABLE OF CONTENTS

                                                            Page

ARTICLE I
DEFINITIONS . . . . . . . . . . . . . . . . . . .. . . . . . ..1

     1.1  "Additional Interest". . . . . . . . . . . . . . . . 2
     1.2  "Administrative Claims". . . . . . . . . . . . . . . 2
     1.3  "Affiliate". . . . . . . . . . . . . . . . . . . . . 2
     1.4  "Affiliate Claims". . . . . . . . . . . . . . . . . .3
     1.5  "Affiliate Released Party". . . . . . . . . . . . . .3
     1.6  "Allowed". . . . . . . . . . . . . . . . . . .. . . .3
     1.7  "Arrangement Fee Note". . . . . . . . . . . . . . . .3
     1.8  "Ballot". . . . . . . . . . . . . . . . . . .. . . . 4
     1.9  "Bankruptcy Code". . . . . . . . . . . . . . . . . . 4
     1.10 "Bankruptcy Court". . . . . . . . . . . . . . . . . .4
     1.11 "Bankruptcy Rules". . . . . . . . . . . . . . . . . .4
     1.12 "Bar Date". . . . . . . . . . . . . . . . . . .. . . 4
     1.13 "Brothers". . . . . . . . . . . . . . . . . . . . . .5
     1.14 "Business Day". . . . . . . . . . . . . . . . . . .. 5
     1.15 "Cash". . . . . . . . . . . . . . . . . . .. . . . . 5
     1.16 "Claim". . . . . . . . . . . . . . . . . . .. . . . .5
     1.17 "Claimant". . . . . . . . . . . . . . . . . . . . . .5
     1.18 "Class". . . . . . . . . . . . . . . . . . .. . . . .5
     1.19 "Collateral". . . . . . . . . . . . . . . . . . . . .6
     1.20 "Confirmation". . . . . . . . . . . . . . . . . . . .6
     1.21 "Confirmation Date". . . . . . . . . . . . . . . . . 6
     1.22 "Confirmation Hearing". . . . . . . . . . . . . . . .6
     1.23 "Confirmation Order". . . . . . . . . . . . . . . . .6
     1.24 "Consulting Agreements". . . . . . . . . . . . . . . 6
     1.25 "Contingent Claim". . . . . . . . . . . . . . . . . .6
     1.26 "Disbursing Agent". . . . . . . . . . . . . . . . . .7
     1.27 "Disclosure Statement". . . . . . . . . . . . . . . .7
     1.28 "Disputed". . . . . . . . . . . . . . . . . . .. . . 7
     1.29 "Effective Date". . . . . . . . . . . . . . . . . . .7
     1.30 "Employment Agreements". . . . . . . . . . . . . . . 8
     1.31 "Equity Interest". . . . . . . . . . . . . . . . . . 8
     1.32 "Escrow Agreement". . . . . . . . . . . . . . . . . .8
     1.33 "Estate". . . . . . . . . . . . . . . . . . .. . . . 8
     1.34 "Excluded Claims". . . . . . . . . . . . . . . . . . 9
     1.35 "Fenchurch". . . . . . . . . . . . . . . . . . . . . 9
     1.36 "Fenchurch Tax Sharing Claim". . . . . . . . . . . . 9
     1.37 "Fenchurch Tax Sharing Note". . . . . . . . . . . . .9
     1.38 "Filing Date". . . . . . . . . . . . . . . . . . . .10
     1.39 "Final Order". . . . . . . . . . . . . . . . . . . .10
     1.40 "GECC". . . . . . . . . . . . . . . . . . .. . . . .10
     1.41 "GECC Loan Documents". . . . . . . . . . . . . . . .10
     1.42 "General Secured Claims". . . . . . . . . . . . . . 11
     1.43 "General Unsecured Claims". . . . . . . . . . . . . 11
     1.44 "Hart". . . . . . . . . . . . . . . . . . .. . . . .11
     1.45 "Hart Group". . . . . . . . . . . . . . . . . . . . 11
     1.46 "Indemnification Claims". . . . . . . . . . . . . . 11
     1.47 "Indenture Trustee Charging Lien". . . . . . . . . .11
     1.48 "Indenture Trustees". . . . . . . . . . . . . . . . 12
     1.49 "Informal Committee". . . . . . . . . . . . . . . . 12
     1.50 "Lien". . . . . . . . . . . . . . . . . . . . . . . 12
     1.51 "New Reeves Charter". . . . . . . . . . . . . . . . 12
     1.52 "New RI Charter". . . . . . . . . . . . . . . . . . 12
     1.53 "New Senior Note Indenture". . . . . . . . . . . . .12
     1.54 "New Senior Note Indenture Trustee". . . . . . . . .13
     1.55 "New Senior Notes". . . . . . . . . . . . . . . . . 13
     1.56 "New Structurally Subordinated Note Indenture" . . .13
     1.57 "New Structurally Subordinated Note Indenturstee". .13
     1.58 "New Structurally Subordinated Notes". . . . . . . .13
     1.59 "Non-Recourse Pledge". . . . . . . . . . . . . . . .14
     1.60 "Official Committee". . . . . . . . . . . . . . . . 14
     1.61 "Old Senior Note Indenture . . . . . . . . . . . . .14
     1.62 "Old Senior Note Indenture Trustee . . . . . . . . .14
     1.63 "Old Senior Notes". . . . . . . . . . . . . . . . . 14
     1.64 "Old Subordinated Debenture Indenture". . . . . . . 15
     1.65 "Old Subordinated Debenture Indenture Trustee". . . 15
     1.66 "Old Subordinated Debentures". . . . . . . . . . . .15
     1.67 "Person". . . . . . . . . . . . . . . . . . . . . . 15
     1.68 "Plan". . . . . . . . . . . . . . . . . . .. . . . .15
     1.69 "Plan Documents". . . . . . . . . . . . . . . . . . 16
     1.70 "Plan Supplement". . . . . . . . . . . . . . . . . .16
     1.71 "Post-Reorganization Board". . . . . . . . . . . . .16
     1.72 "Priority Claims". . . . . . . . . . . . . . . . . .17
     1.73 "Priority Tax Claims". . . . . . . . . . . . . . . .17
     1.74 "Pro Rata". . . . . . . . . . . . . . . . . . . . . 17
     1.75 "Professional Fees". . . . . . . . . . . . . . . . .17
     1.76 "Professionals". . . . . . . . . . . . . . . . . . .17
     1.77 "Reeves" or "Debtor". . . . . . . . . . . . . . . . 17
     1.78 "Registration Rights Agreements". . . . . . . . . . 18
     1.79 "Released Parties". . . . . . . . . . . . . . . . . 18
     1.80 "Reorganization Case". . . . . . . . . . . . . . . .18
     1.81 "Reorganized Reeves" or "Reorganized Debtor". . . . 18
     1.82 "Reorganized Reeves Common Stock". . . . . . . . . .18
     1.83 "Restructuring Agreement". . . . . . . . . . . . . .18
     1.84 "RI". . . . . . . . . . . . . . . . . . . . . . . . 19
     1.85 "RI Common Stock". . . . . . . . . . . . . . . . . .19
     1.86 "Schedules". . . . . . . . . . . . . . . . . . . . .19
     1.87 "Secured Claims". . . . . . . . . . . . . . . . . . 19
     1.88 "Secured Guaranty". . . . . . . . . . . . . . . . . 19
     1.89 "Senior Noteholder Claims". . . . . . . . . . . . . 19
     1.90 "SPA". . . . . . . . . . . . . . . . . . . . . . . .19
     1.91 "SPV Reeves". . . . . . . . . . . . . . . . . . . . 19
     1.92 "SPV Reeves Guarantees". . . . . . . . . . . . . . .20
     1.93 "SPV Reeves LLC Agreement". . . . . . . . . . . . . 20
     1.94 "Stockholders Agreement". . . . . . . . . . . . . . 20
     1.95 "Subordinated Debentureholder Claims". . . . . . . .20
     1.96 "Tax Allocation Agreements" . . . . . . . . . . .   21

     1.97 "Termination Date" . . . . . . . . . . . . . . . . .21
     1.98 "Voting Trust Agreement . . . . . . . . . . . . . . 21

ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS . . . . . . .. . .  . .21
     2.1  Criterion of Class . . . . . . . . . . . . . . . .  21
     2.2  Allowed Claims and Equity Interests . . . . . . . . 22
     2.3  Allowance of Claims . . . . . . . . . . . . . . . . 23

ARTICLE III
IDENTIFICATION OF CLASSES OF
CLAIMS AND INTERESTS IMPAIRD
NOT IMPAIRED UNDER THIS PLAN . . . . . . .. . . . . . . . . . 23
     3.1  Deemed Acceptance by Unimpaired Classes . . . . . . 23
     3.2  Holders of Claims and Equity Interests Entitled te. 24
     3.3  Elimination of Classes . . . . . . . . . . . . . . .24

ARTICLE IV
PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS
AND ALLOWED PRIORITY TAX CLAIMS . . . . . . . . . . .. . . . .24
     4.1  Non-Classification . . . . . . . . . . . . . . . . .24
     4.2  Administrative Claims . . . . . . . . . . . . . . . 25
     4.3  Priority Tax Claims . . . . . . . . . . . . . . . . 26
     4.4  Professional Fees . . . . . . . . . . . . . . . . . 26

ARTICLE V
PROVISIONS FOR TREATMENT OF CLAIMS AGAINST
AND EQUITY INTERESTS IN THE DEBTOR . . . . . . . . .. . . . . 27
     5.1  Class 1 (Priority Claims). . . . . . . . . . . . . .27
     5.2  Class 2 (General Secured Claims). . . . . . . . . . 27
     5.3  Class 3 (General Unsecured Claims). . . . . . . . . 27
     5.4  Class 4A (Senior Noteholder Claims). . . . . . . . .28
     5.5  Class 4B (Subordinated Debentureholder Claims) . . .28
     5.6  Class 5 (Affiliate Claims). . . . . . . . . . . . . 29
     5.7  Class 6 (Equity Interests). . . . . . . . . . . . . 29

ARTICLE VI
MEANS OF EXECUTION . . . . . . . . . . . . . . . . . . . . . .30
     6.1  Plan Funding . . . . . . . . . . . . . . . . . . . .30
     6.2  Plan Documents . . . . . . . . . . . . . . . . . . .30
     6.3  Issuance of New Senior Notes and New Structurally
          Subordinated Notes . . . . . . . . . . . . . . . . .30
     6.4  New Reeves Charter . . . . . . . . . . . . . . . . .30
     6.5  New RI Charter and RI Common Stock. . . . . . . . . 31
     6.6  Post-Reorganization Board of Directors and Officers 31
     6.7  RI Board of Directors and Officers . . . . . . . . .32
     6.8  Arrangement Fee Note . . . . . . . . . . . . . . . .32
     6.9  Fenchurch Tax Sharing Note . . . . . . . . . . . . .33
     6.10 Employment Agreements, Consulting Agreements,
          SPV Reeves Guarantees.. . . . . . . . . . . . . . . 33
     6.11 Payment to the Internal Revenue Service. . . . . . .34
     6.12 Provisions Regarding Exchange of Debt Instruments
     and Securities.. . . . . . . . . . . . . . . . . . . . . 34
     6.13 Disbursement of Funds and Delivery of Distribution. 34
     6.14 Distribution Record Date . . . . . . . . . . . . . .36
     6.15 Surrender of Canceled Instruments or Securities . . 37
     6.16 Disputed Claims . . . . . . . . . . . . . . . . . . 38
     6.17 Disputed Payments . . . . . . . . . . . . . . . . . 38
     6.18 Unclaimed Property . . . . . . . . . . . . . . . . .39
     6.19 Set-Offs . . . . . . . . . . . . . . . . . . . . . .39
     6.20 Withholding Taxes . . . . . . . . . . . . . . . . . 39
     6.21 Revesting . . . . . . . . . . . . . . . . . . . . . 40
     6.22 Discharge . . . . . . . . . . . . . . . . . . . . . 40
     6.23 Waiver of Contractual Subordination Rights . . . . .41
     6.24 Additional Releases . . . . . . . . . . . . . . . . 42
     6.25 Injunctions . . . . . . . . . . . . . . . . . . . . 44
     6.26 Exculpation . . . . . . . . . . . . . . . . . . . . 45
     6.27 Carrying Out of Terms of This Plan and Issuance of
          Debt Instruments . . . . . . . . . . . . . . . . . .45
     6.28 Section 1146 Exemption . . . . . . . . . . . . . . .46
     6.29 Reorganized Debtor's Authority . . . . . . . . . . .47
     6.30 Full and Final Satisfaction . . . . . . . . . . . . 47
     6.31 Fractional Cents . . . . . . . . . . . . . . . . . .47
     6.32 Fractional Distributions; Round Lots . . . . . . . .47
     6.33 Indenture Trustee Charging Lien . . . . . . . . . . 47

ARTICLE VII
EXECUTORY CONTRACTS, INDEMNIFICATION CLAIMS,
RETIREE BENEFITS, POST-CONFIRMATION FEES AND FINAL DECREE . . 48
     7.1  Executory Contracts and Unexpired Leases . . . . . .48
     7.2  Indemnification Claims . . . . . . . . . . . . . . .49
     7.3  Retiree Benefits . . . . . . . . . . . . . . . . . .49
     7.4  Post-Confirmation Fees, Final Decree . . . . . . . .49

ARTICLE VIII
CONDITIONS PRECEDENT TO
EFFECTIVENESS OF THIS PLAN . . . . . . . . . . . . . . . . . .50
     8.1  Conditions to Effective Date . . . . . . . . . . . .50
     8.2  Waiver of Conditions . . . . . . . . . . . . . . . .51

ARTICLE IX
RETENTION OF JURISDICTION . . . . . . . . . . . . . . . . . . 51
     9.1  Retention of Jurisdiction . . . . . . . . . . . . . 51

ARTICLE X
MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . .52
     10.1 Termination of Committees . . . . . . . . . . . . . 53
     10.2 Revocation of Plan . . . . . . . . . . . . . . . . .53
     10.3 Avoidance and Recovery Actions . . . . . . . . . . .54
     10.4 Headings . . . . . . . . . . . . . . . . . . . . . .54
     10.5 Defects, Omissions and Amendments . . . . . . . . . 54
     10.6 Governing Law . . . . . . . . . . . . . . . . . . . 54
     10.7 Notices . . . . . . . . . . . . . . . . . . . . . . 54
     10.8 Severability . . . . . . . . . . . . . . . . . . . .55
     10.9 Implementation . . . . . . . . . . . . . . . . . . .55
     10.10     Inconsistency . . . . . . . . . . . . . . . . .56